Exhibit 10.19
August 4, 2025

Chris Smith
[Address Redacted]

Dear Chris,

In recognition of your intent to resign your position as Ichor’s Chief Commercial Officer, on September 1, 2025, Ichor’s Human Capital Committee ratified this change, and further, we would like to formally change your position to Strategic Advisor, effective September 2, 2025, reporting to me. This assignment is expected to be in place for approximately 6 months, with a targeted end date of February 27, 2026.
As Strategic Advisor, you will remain a full-time, regular employee and executive of Ichor Systems, and will be paid an annualized salary of $120K. As a regular employee, you will remain on all of Ichor’s benefits, including equity programs, with no change and continue to be subject to all of Ichor’s policies and procedures. You will continue to be eligible under the company’s MBO program, with no change in your individual target, which will continue at 70% of your current annualized salary on the date of signing this agreement, assuming you remain employed by Ichor at the time of any payout, which is planned to be near or about February 20, 2026.
This position and commensurate salary will allow you to be available to me and your successor, for questions that may arise from time to time in the transition, in addition to the following specific projects:
Project #1 AMAT Contract renewal strategy and advisor to new head of Sales and Marketing
Project #2 ASML Contract renewal strategy and advisor to new head of Sales and Marketing
Project#3 Advisor as needed to the new head of Sales and Marketing
Furthermore, this Strategic Advisor role is considered a remote position, and no business travel is anticipated. However, should travel be required, all travel and related expenses will be reimbursable by Ichor according to its business travel policy, with the exception that business class travel will be reimbursed for the Strategic Advisor and in the case of international travel, Ichor will pay for your spouse to accompany your travel, also covered at business class.
Should we determine the need for additional strategic work for which you are interested in performing, we will discuss additional compensation on a project basis, at a rate of $225/hour.
We expect this Strategic Advisor position to take effect immediately following the date on which you have stepped down from your CCO position. Nothing in this Agreement shall be construed to alter the at-will nature of your employment.
Thank you for your outstanding service, contributions, and continued dedication to Ichor Systems!

Sincerely,

Jeff Andreson, CEO
Cc: Diana Finucane, CHRO

Acceptance of this Agreement:

/s/ Christopher Smith 08/13/2025
Name, Date